Exhibit 10.01
PO Box 7850, MS 2550
Mountain View, CA 94039-7850
February 4, 2008
Jeffrey E. Stiefler
Re: Separation Terms and General Release Agreement
Dear Jeff:
This letter confirms the terms of your separation from the employment of Intuit Inc. and consideration in exchange for your waiver and general release of claims in favor of Intuit Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns, including but not limited to Digital Insight Corporation (collectively, the “Company” or “Intuit”).
1.	Termination Date. Your employment with the Company will end effective February 15, 2008, (the “Termination Date”). Between now and the Termination Date, you should assist with any transition-related activities as directed by your manager. Additionally, we agree that we will enter into a consulting agreement, in the form attached hereto as Exhibit A, whereby you would provide consulting services to the Company. Such relationship, if any, will be mutually agreed to at that time.

2.	Acknowledgment of Payment of Wages. On or before execution of this release, we delivered to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date (collectively referred to as “Wages”). You are entitled to these Wages regardless of whether you sign this Separation Terms and General Release Agreement (the “Agreement”).

3.	Consideration For Release. Following the effective date (“Release Effective Date") of the Release Agreement attached as Exhibit B (the “Release”), you shall be provided the following benefits as provided for in the Intuit Employment Offer Letter between you and Intuit dated November 29, 2006 (the “Intuit Offer Letter”), and as set forth below, in exchange for your waiver and release of claims in favor of the Company. The payment of the below benefits are in addition to any amounts owed to you by the Company. You acknowledge and agree that you are not otherwise entitled to receive these benefits.
a.	Accelerated Intuit Performance Based Restricted Stock Units. The Company has granted you 100,000 Performance-Based Stock Units in accordance with the Intuit Offer Letter. These Performance-Based Stock Units are subject to a thirty-month cliff vesting schedule. Provided you do not resign before the Termination Date and following the Release Effective Date, in accordance with the restricted stock unit agreement documenting this award, you will vest pro-rata in a percentage of the total number of shares subject to the award equal to your number of full months of service since the Closing Date divided by thirty months, rounded down to the nearest whole share (i.e., 40,000 shares)

You will have taxable income subject to required federal and state tax withholding as a result of the vesting and issuance of these shares. Your taxable income will be equal to the closing price of Intuit stock on the Nasdaq National Market on the Termination Date multiplied by the number of vested shares. The shares will be issued to you after the Company withholds sufficient shares to cover the required tax withholding. Please contact Sharon Savatski at Intuit to make arrangements for how you would like these shares to be delivered to you.

b.	Healthcare Assistance: The Company will also provide you with a one-time gross lump sum payment of $45,000 to assist in offsetting the cost of COBRA premium expenses for you and your family. This amount will be paid within 21 business days following the Release Effective Date. All normal and appropriate withholdings and deductions will be applied.
4.	COBRA Continuation Coverage. Your Company provided health coverage will end on your Termination Date. If you are eligible for, and timely elect COBRA continuation, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense. Our COBRA Administrator will contact you shortly after your Termination Date. Any questions regarding your right to COBRA should be directed to Intuit’s COBRA Administrator at 1-866-INTUBEN (1-866-468-8236). All other insured benefit coverage (e.g., life insurance, disability insurance) will also end on your Termination Date.

5.	Stock Options. The Company will provide you with a Stock Closing Statement (as part of the Exit Interview Employee Declaration) and an Intuit Employee Stock Option Information memorandum that contains important information regarding the number of shares that may be exercisable, if any, under any options you have to purchase Intuit stock, and the final date on which you may exercise these options. Please read these documents carefully as there are no extensions to the expiration date of the options. Please contact StockOptions@intuit.com if you need more information on your options.

6.	Return of Company Property. By signing below, you represent that on or before the Termination Date, you will have returned all the Company property and data of any type whatsoever that was in your possession or control.

7.	Confidential Information, Non-Competition and Non-Solicitation. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s confidential information. You acknowledge your continuing obligations under the Intuit Invention Assignment and Confidentiality Agreement and the Digital Insight Employee Nondisclosure and Invention Assignment Agreement you have previously executed, and you agree you will hold all such confidential information in strictest confidence and that you may not make any use of such confidential information. You further confirm that you will deliver to the Company, by your Termination Date, all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof. You also acknowledge your obligation not to directly or indirectly solicit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity for a period of one (1) year from your Termination Date. You further acknowledge and agree that the Non—Competition Agreement you entered into with the Company in connection with the Merger Agreement remains in full-force and effect and that you will comply in all respects with all terms and obligations set out in the Non-Competition Agreement.

8.	Outplacement Services. The Company will provide you with three months of outplacement services through Right Management. You must initiate these services by no later than sixty (60) days from the Termination Date.

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9.	Non-disparagement, Neutral Reference. You agree that you will not make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. The Company agrees that the Company’s Chief Executive Officer and Senior Vice President, Human Resources and your direct manager shall not disparage or make any untrue statements about you. In addition, you agree to direct any request for job reference/verification to Intuit Human Resources at 1-800-819-1620. In accordance with Company policy, in response to a request for job reference/verification of employment, the Company agrees to verify only your job title and dates of employment. Nothing in this paragraph shall prohibit either party from providing truthful testimony in response to a subpoena or other compulsory legal process.

10.	Legal and Equitable Remedies. You and the Company agree that either party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that either party may have at law or in equity for breach of this Agreement.

11.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Invention Assignment & Confidentiality Agreement and/or the Digital Insight Employee Nondisclosure and Invention Assignment Agreement, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

12.	Attorneys’ Fees. If any legal action arises or is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 11 above.

13.	No Admission of Liability. You agree that this Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

14.	Review of Agreement. You may take up to twenty-one (21) days from the date you receive this Agreement, or until your Termination Date, whichever date is later, to consider whether to accept these terms. By signing below, you affirm that you were advised by this letter to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You

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understand that this Agreement will not become effective until you return the original properly signed Agreement to Intuit, Attention: Jim Grenier, 2700 Coast Avenue, Mountain View, CA 94043, and after expiration of the revocation period without revocation by you.

15.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement, or the Release by faxing a written notice of revocation to Jim Grenier at 650-944-5225 any time up to seven (7) days after you signing. After the revocation period has passed, however, you may no longer revoke the applicable agreement.

16.	Entire Agreement. This Agreement, the Intuit Offer Letter, the Release, the Non-Compete Agreement, the Intuit Invention Assignment and Confidentiality Agreement, and the Digital Insight Employee Nondisclosure and Invention Assignment Agreement constitute the entire Agreement between you and the Company with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company, nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement knowingly, voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document. You understand that you do not waive any right or claim that may arise after the date this Agreement is executed.

17.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by the Company’s authorized representatives and you.

18.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.
If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the severance package offered please sign below and return it to me.

Sincerely,

/s/ Jim Grenier
Jim Grenier
Vice President, HR ~ Rewards & Workplace

APPROVED:

/s/ Brad Smith	Date: 2/5/08
Brad Smith
President and CEO

REVIEWED, UNDERSTOOD AND AGREED:

/s/ Jeffrey E. Stiefler	Date: 2/4/08
Jeffrey E. Stiefler

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EXHIBIT A
FORM OF CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT for independent contractor consulting services (“Agreement”) is made and entered into as of                      by and between Intuit Inc., a Delaware corporation (the “Company”) and Jeff Stiefler (the “Contractor”), an individual.
     1. Independent Contractor Relationship. Effective as of                      , 2008 (the “Effective Date”), and in accordance with the mutual intentions of the Company and the Contractor, this Agreement establishes between them an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. There is no intention to create by this Agreement an employer-employee relationship.
     2. Term. The Contractor shall commence providing services on the Effective Date and shall continue to do so until July 31, 2008 (the “Term”), subject to earlier termination in accordance with Section 10 hereof.
     3. Amount of Service. It is understood and agreed that the Company has the right (although it has no obligation) to use, and the Contractor shall provide, the Contractor’s services for up to 20 hours per week. However, the Contractor’s compensation pursuant to the Agreement in any event shall not be reduced based on the number of hours of service required by the Company. The Contractor warrants and represents that there is no conflict of interest in the Contractor’s other contracts for services or other employment, if any, with the services to be provided pursuant to this Agreement and that the Contractor will ensure that no such conflict arises during the term of this Agreement (which includes but is in no way limited to use of another’s confidential and proprietary information).
     4. Type of Service. The Contractor will provide all reasonably requested services by the Company regarding any special projects assigned to the Contractor. In addition, the Contractor will provide such services to the Company as may be requested by the Company from time to time, including, but not limited to, the following services:
     (a) Aiding in the development and execution of corporate strategy with regard to the Intuit Financial Institutions Division (“IFID”); and
     (b) providing all other reasonably requested services by the Company regarding IFID and the Company.
     5. Payment.
     (a) During the Term, the Company shall pay to the Contractor for his services a total monthly consulting fee of $17,000 (payable in bi-monthly installments of $8,500).
     (b) The payment herein provided shall constitute full payment for the Contractor’s services to the Company during the term of this Agreement, and the

Contractor shall not receive any additional benefits or compensation for consulting services, except that the Company will reimburse the Contractor for reasonable and customary expenses incurred at the Company’s request in connection with such consulting. All such costs and expenses shall be itemized by statement and each statement shall be accompanied by substantiating bills or vouchers. The Contractor must obtain prior authorization for any expenses which the Contractor reasonably expects to exceed $2,000.
       6. Contractor Responsible for Taxes and Indemnification. Without limiting any of the foregoing, the Contractor shall be solely responsible for, and the Company shall not withhold from any amounts payable under this Agreement, and Federal, state and local income or employment taxes, Contractor agrees to reimburse and indemnify the Company for any taxes or penalties which the Company may be compelled to pay on behalf of Contractor.
       7. Means and Methods. The Contractor agrees to furnish personal services as provided herein as an independent contractor using the Contractor’s own means and methods.
       8. Confidentiality. The Contractor agrees that all data and information about the Company’s business, plans, finances, plants, equipment, processes and methods of operation disclosed to, acquired by or developed by the Contractor during performance of the work hereunder is and shall remain the exclusive property of the Company. Except for such information and data as can be proven by the Contractor to be in or to have entered the public domain through no fault of the Contractor or to have been in the Contractor’s possession prior to disclosure to the Contractor by the Company and/or the performance of Contractor’s services hereunder, Contractor shall during the term of the Agreement and thereafter in perpetuity maintain as confidential and not disclose to third parties or otherwise use, and will enjoin the Contractor’s employees, agents or subcontractors (as applicable) from using, such information except as duly authorized in the conduct of the Company’s business. The Contractor agrees that such data and information shall be used by the Contractor solely for the purpose of performing services for the Company and not for the benefit of any other person or entity whatsoever.
       9. No Assignments by Contractor. The Contractor shall not assign or transfer any rights under this Agreement without the Company’s prior written consent, and any attempt of assignment or transfer without such consent shall be void. The Company may, however, assign the Agreement.
       10. Termination by Notice. This Agreement is terminable at will by the Company at any time upon three (3) days’ written notice to the Contractor. If the Company exercises the right to terminate the Agreement, any obligation the Company may have under this Agreement shall cease immediately. The Contractor’s obligation pursuant to paragraphs 6, 7, 8 and 9 of this Agreement shall continue in perpetuity.
       11. California Law Governs. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the state of California without regard to principles of conflict of laws.

     12. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.
     13. Waiver of Breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
     14. Notice. Any notice required to be given pursuant to this Agreement shall be deemed to have been sufficiently given either when served personally or when served by first-class mail addressed to either party. Notices to the Company shall be effective only when addressed to:
Sherry Whiteley
Intuit Inc.
SVP, HR
2700 Coast Avenue
Mountain View, CA 94043
(or another designated by proper notice under this Agreement). Notice to the Contractor shall be effective only when addressed to:
Jeff Stiefler

(or another designated by proper notice under this Agreement).
     15. Compliance with Law. The Contractor shall comply with any and all applicable laws and regulations including but not limited to health, safety and security rules and regulations which are now in effect or which may become applicable.
     16. Entire Agreement. This instrument constitutes and contains the entire Agreement and final understanding between the parties covering the services provided by the Contractor. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning employment with the Company or consulting services provided by the Contractor, with the exception of the Separation Terms and General Release Agreement between the Contractor and the Company, to be entered into prior to the Effective Date. This is a fully integrated document. This Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.
     17. Headings not Controlling. Headings are used only for ease of reference and are not controlling.

**********
In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

Contractor	Company

Jeff Stiefler	Intuit Inc.

By	By

Name: Sasan Goodarzi
Title: SVP, IFID

EXHIBIT B
RELEASE AGREEMENT
As required by the Separation Terms & General Release Agreement, dated February 4, 2008 between you and Intuit Inc. (the “Separation Terms Agreement”) to which this Release Agreement (the “Release Agreement”) is attached as Exhibit B, this Release Agreement sets forth below your waiver and release of claims in favor of Intuit Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns, including but not limited to Digital Insight Corporation (collectively, the “Company”) in exchange for the consideration provided for under the terms of the Separation Terms Agreement.
1.	General Release and Waiver of Claims.
(a)	The payments set forth in the Separation Terms Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

(b)	To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company through the Effective Date of this Release Agreement (as defined in Section 11), including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of this General Release and Waiver of Claims.
(i)	Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

(ii)	Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other

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forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Release Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

(iii)	Releasees and you do not intend to release claims (i) which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law); (ii) for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iii) for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”, other than the Digital Insight Corporation Change in Control Severance Plan; (iv) for vested stock and/or vested option shares pursuant to the written terms and conditions of your existing stock and stock option grants and agreements existing as of the Termination Date; (v) for outplacement services as provided in the Intuit Offer Letter and (vi) to enforce the Company’s 280G gross-up obligations as described in the Intuit Offer Letter. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in paragraph 4.
2.	Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (& any other laws of similar effect), which provides:
(a)	“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
3.	Covenant Not to Sue.
(a)	To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative

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agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 1 and 2 above.

(b)	You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

(c)	Nothing herein prohibits you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.
4.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Invention Assignment & Confidentiality Agreement and/or the Digital Insight Employee Nondisclosure & Invention Assignment Agreement, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Release Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Release Agreement. This Release Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

5.	Review of Release Agreement. You may take up to twenty-one (21) days from the date you receive this Release Agreement, to consider whether to sign this Release Agreement. By signing below, you affirm that you were advised to consult with an attorney before signing this Release Agreement and were given ample opportunity to do so. You understand that this Release Agreement will not become effective until you return the original of this Release Agreement, properly signed by you, to the Company, Attention: Jim Grenier, 2700 Coast Avenue, Mountain View, CA 94043, and after expiration of the revocation period without revocation by you.

6.	Revocation of Release Agreement. You acknowledge and understand that you may revoke this Release Agreement by faxing a written notice of revocation to Jim Grenier at 650-944-5225 any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Release Agreement.

7.	Entire Agreement. This Release Agreement and the Separation Terms Agreement are the entire agreement between you and the Company with respect to the subject matter herein and supersede all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Release Agreement to induce you to execute this Release Agreement. You acknowledge that you have signed this Release Agreement voluntarily and without coercion, relying only on such promises,

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representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Release Agreement becomes effective.

8.	Modification. By signing below, you acknowledge your understanding that this Release Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Release Agreement, executed by your and the Company’s authorized representatives.

9.	Governing Law. This Release Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

10.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Release Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, if a court, arbitrator or agency concludes that any claim under paragraph 1 above may not be released as a matter of law, the General Release in paragraph 1 and the Waiver Of Unknown Claims in paragraph 2 shall otherwise remain effective as to any and all other claims.

11.	Effective Date. The effective date of this Release Agreement shall be the eighth day following the date this Release Agreement was signed, without having been revoked within seven (7) days thereafter, by you.
Please sign this Release Agreement no earlier than your Termination Date (as defined in the Separation Terms Agreement) and return it to Jim Grenier at the address above.
PLEASE REVIEW CAREFULLY. THIS RELEASE AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
REVIEWED, UNDERSTOOD AND AGREED:

Date:

Jeffrey E. Stiefler
DO NOT SIGN PRIOR TO THE TERMINATION DATE

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